1032  LICEnergy  Letter  Agreement.SSI
     EXHIBIT  A
     LICENERGY,  INC.
     13831  Northwest  Freeway,  Suite  235
     Houston,  Texas  77040


May  1,  1998


Scientific  Software-Intercomp,  Inc.
633  Seventeenth  Street,  Suite  1600
Denver,  Colorado  80202

Attention:  George  Steel,  President

Gentlemen:

     Reference is made to that certain Asset Purchase Agreement dated as of March 1, 1998 (the "Agreement"), by and among Scientific Software-Intercomp, Inc. ("SSI"), SSI Bethany, Inc. and Scientific Software-Intercomp U.K., Ltd., as Seller, and LICENERGY, INC., as Purchaser. Pursuant to the terms of the Agreement, Seller has agreed to sell and Purchaser has agreed to buy certain assets of the Pipeline Simulation Division of SSI as more particularly described in the Agreement. All capitalized terms used in this letter that are not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

     Seller and Purchaser recognize that certain provisions in the Agreement contemplated that Seller and Purchaser would need to agree upon certain matters prior to Closing. The purpose of this letter is to set forth the understanding of Seller and Purchaser with respect to such matters as more particularly set forth below.

     1. Exhibit B of the Agreement (List of Assumed Obligations) currently sets forth estimated amounts for certain Assumed Obligations that are to be assumed by Purchaser at Closing. Exhibit B further provides that the total aggregate amount of Accounts Payable, Employee Sick Leave/Annual Leave Liabilities and Accrued but Unpaid Sales Commission Liabilities assumed by
Purchaser would not exceed $230,000. Seller and Purchaser have now determined that the actual amount of Accounts Payable, Employee Sick Leave/Annual Leave Liabilities and Accrued but Unpaid Sales Commissions to be assumed by Purchaser is $145,000. Therefore, wherever the amount "$230,000" appears in Exhibit B it shall be replaced with "$145,000".

SSI
May  1,  1998
Page  3


     2. The definition of Assets currently provides that there shall be excluded from the Accounts Receivable to be assigned to Purchaser at Closing those accounts receivable described in Part V of Exhibit A. Seller and Purchaser recognize that, with respect to those projects and associated accounts receivable identified in Part V of Exhibit A as Enron ($35,055) and Transmitton-Fina ($16,000) (collectively, the "Subject Receivables"), Seller was unable to complete certain work on these projects that it anticipated completing prior to Closing. Since Seller was not able to complete such work, Seller has agreed to assign and shall assign at Closing all of its rights in the Subject Receivables to Purchaser. Therefore, the Subject Receivables shall be deleted from Part V of Exhibit A of the Assignment and Bill of Sale.

     3. Section 10.16 of the Agreement anticipates that Seller and Purchaser shall execute a mutually satisfactory sublease agreement, whereby Seller shall sublease a portion of SSI-UK's office space to Purchaser. Seller and Purchaser have agreed that LICENERGY Limited shall be permitted to sublease the top floor of the building known as Monarch House, Eversley Way, Egham, Surrey TW20 8RY, with the rent therefor deemed prepaid and satisfied, for a term commencing May 1, 1998 and expiring on the date that Baker Hughes Incorporated (or its Affiliate) acquires all of the issued and outstanding common stock of SSI or if earlier, expiring September 30, 1998. Contemporaneously with the execution of this letter, SSI-UK and LICENERGY Limited shall execute a Tenancy Agreement that sets forth the remaining terms of such sublease arrangement.

     4. Seller and Purchaser recognize that certain of Seller's employees that have been hired by Purchaser cannot be moved immediately into Purchaser's offices and will need to remain in Seller's Houston office for a period of time. Seller agrees that such employees can remain in Seller's Houston office, without charge to Purchaser for the use of Seller's office space, until May 15, 1998.

     5. Section 2.3(b) contemplates that Purchaser shall provide Seller an allocation of the Purchase Price prior to Closing. Seller and Purchaser hereby agree that Purchaser shall provide such Purchase Price allocation to Seller by May 15, 1998.

     6. Section 2.4(ii) of the Agreement provides that Seller shall provide to Purchaser at Closing releases of the liens described on Exhibit J to the Agreement. Since Seller and Purchaser have excluded all of the Sequent computer equipment from the Assets being assigned to Purchaser, Seller shall not be required to provide Purchaser with a release of the Tucker Leasing-Capital Corp. Financing Statement.

     7. Purchaser acknowledges that the representations and warranties of Seller in the Agreement with respect to the Contracts described in Part IIa of Exhibit A and Part IV of Exhibit B of the Agreement, and the Seller's certificate to be given with respect thereto under Section 6.2 of the Agreement, shall not be deemed not to be true and correct as a result of the incomplete status of the performance of such Contracts to the extent that the material facts relating to such incomplete status have been disclosed to Purchaser either in written correspondence or reports generated by Seller or Purchaser or in the estoppel letters delivered to Purchaser in accordance with Section 6.5 of the Agreement.

     8. Purchaser shall timely provide the required acknowledgments of its obligation to complete the performance of the Contracts with ABB Kraft AS for the VCP Contract, Foxboro Great Britain Limited for the Enron Contract, Northwestern Utilities Limited and Texas Eastman Division of Eastman Chemical Company.

     Please indicate your agreement to the foregoing by executing this letter in the space provided below.

     LICENERGY,  INC.

     By:          /s/  Dennis  Miller
                  -------------------
Name:          Dennis  Miller
               --------------
Title:          Director  of  Corporate  Finance
                --------------------------------

AGREED  TO  AND  ACCEPTED
this  1st  day  of  May,  1998:
      ---           ---

SCIENTIFIC  SOFTWARE-INTERCOMP,
    INC.


By:          /s/  George  Steel
             ------------------
Name:          George  Steel
               -------------
Title:          President/CEO
                -------------

SSI  BETHANY,  INC.


By:          /s/  George  Steel
             ------------------
Name:          George  Steel
               -------------
Title:          President
                ---------

SCIENTIFIC  SOFTWARE-INTERCOMP
    U.K.,  LTD.


By:          /s/  George  Steel
             ------------------
Name:          George  Steel
               -------------
Title:          Director
                --------